Exhibit 99.1

FOR IMMEDIATE RELEASE	May 31, 2012

	Contact:	Susan M. Jordan
732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES PRICING OF SERIES B PREFERRED STOCK OFFERING

FREEHOLD, N.J., May 31, 2012…….Monmouth Real Estate Investment Corporation (NYSE: MNR) (the “Company”), a real estate investment trust (REIT) specializing in net-leased industrial properties, today announced that it has priced a public offering of 2,000,000 million shares of its 7.875% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Shares”), liquidation preference of $25.00 per share, for estimated net proceeds before expenses of $48.425 million. The offering is subject to customary closing conditions and is expected to close on or about June 7, 2012.

In connection with the offering, the Company has granted the underwriters an option for 30 days to purchase up to an additional 300,000 shares of the Series B Preferred Shares to cover overallotments, if any. The Company intends to apply to list the Series B Preferred Shares on the NYSE under the symbol "MNR-PRB".

The Company expects to use the net proceeds from this offering to purchase properties in the ordinary course of its business and for general corporate purposes.

BMO Capital Markets Corp. is the sole book-running manager for the offering. Wunderlich Securities, Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, LLC, are co-lead managers for the offering. CSCA Capital Advisors, LLC, Crowell, Weedon and Co. and J.J.B Hilliard, W.L. Lyons, LLC are co-managers for the offering.

The offering of these securities will be made only by means of a prospectus, when available. Copies of the prospectus, when available, may be obtained by emailing bmoprospectus@bmo.com. Alternatively, copies can be obtained by contacting BMO Capital Markets Corp., Attn: Equity Syndicate Department, 3 Times Square, New York, NY 10036.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of preferred stock, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Company, which was organized in 1968, is a publicly owned REIT that seeks to invest in net-leased industrial properties subject to long-term leases to investment grade tenants. In addition, the Company owns a portfolio of REIT securities.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," including with regard to the Company's securities offering and the anticipated use of the net proceeds. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the securities offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Completion of the securities offering on the terms described, and the application of net proceeds, are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Registration Statement on Form S-11. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.